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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

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[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            TECUMSEH PRODUCTS COMPANY
                (Name of Registrant as Specified In Its Charter)

                               HERRICK FOUNDATION
              TERENCE C. SEIKEL, ZACHARY E. SAVAS, TODD W. HERRICK,
                      KENT B. HERRICK AND MICHAEL INDENBAUM
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Herrick Foundation sent a letter to selected Tecumseh Products Company shareholders on November 13, 2008. The text of the letter follows:
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                                                               November 13, 2008

Dear Fellow Shareholder,

We were very disappointed to read the letter that Tecumseh Products Company
(TPC) mailed to shareholders on October 25, 2008. Their letter sets forth many assertions that we believe are false and misleading. Please allow us to debunk their "beliefs":

TPC CLAIM:

"The Herrick Foundation . . . is seeking to select a majority of the Directors on the Company's Board."

THE TRUTH:

     - This is about industry-knowledgeable people selecting independent and highly qualified directors who will objectively question management and the board's strategy. While it is true these directors are nominated or were selected by the Herrick Foundation, it does not mean they will vote in line with Herrick Foundation.

          - SEIKEL - Proven executive with turnaround experience who is independent under the rules of The NASDAQ Market LLC. We believe Tecumseh's objection is that he is a Herrick Foundation nominee.

          - SAVAS - Entrepreneur and corporate finance expert. We believe Tecumseh's objection is that he is a Herrick Foundation nominee

          - HERRICK - We believe he is the most industry-knowledgeable of all directors - excluded from Tecumseh's facilities and marginalized during the strategy development process.

          - LEBOWSKI - Independent-minded director with a record of voting against Kent Herrick.

TPC CLAIM:

"Under the Herrick proposal, in which Class B shareholders would receive a 10% premium for their shares, what benefit would Class A shareholders receive?"

THE TRUTH:

     - Class A shareholders would receive voting rights under the Herrick Foundation proposal. Class A shareholders are not currently entitled to vote.


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TPC CLAIM:

"Given that many Tecumseh shareholders hold both classes [of stock], to what extent would the benefit of the 10% Class B premium under the Herrick proposal be diluted by the "cost" of owning Class A shares?"

THE TRUTH:

     - Based on conversations Herrick Foundation representatives have had with some Class B holders and holders of both Class A and Class B, Class B holders want greater liquidity while the Class A holders want the ability to vote.

TPC CLAIM:

"Tecumseh's Board believes that a recapitalization that would consolidate the two classes of stock into a single class of voting stock is in the best interests of the Company's shareholders."

THE TRUTH:

     - This is a major component of Herrick Foundation's platform. If Tecumseh is so supportive of this initiative, why hasn't it happened yet, and why is Tecumseh opposing Herrick Foundation's nominees? Herrick Foundation proposes that the reconstituted Board implement an exchange offer as soon as practicable.

TPC CLAIM:

"The Company will propose a recapitalization that will be fair to and in the best interests of all Class A and Class B shareholders."

THE TRUTH:

     - Tecumseh was preparing to present its recapitalization proposal as part of this special meeting, as evidenced by a provision requested by Tecumseh in the August 11, 2008 court order requiring this meeting stating that the order did not prevent Tecumseh from adding proposals at the special meeting. In addition, their August 13, 2008 press release said that "The Company currently expects that additional matters will be on the agenda for the special meeting of shareholders." Where is it?


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TPC CLAIM:

"After extensive deliberation, including with the Company's outside legal and financial advisors, the Board has concluded that a recapitalization that aligns shareholders' voting and economic interests is in the best interest of the Company's shareholders. However, director Kent Herrick has repeatedly opposed such a recapitalization."

THE TRUTH:

     - Kent Herrick objected to Tecumseh's proposal in part because it did not provide a premium to Class B shareholders for giving up their exclusive voting rights and because of the structure of the proposal. Mr. Lebowski, the other "Herrick director," did not object to Tecumseh's proposal. This illustrates that the directors selected by Herrick Foundation really do think independently.

TPC CLAIM:

"The Board expects to put our recapitalization plan in place as soon as practicable after the special meeting of shareholders (in fact, were it not for the proxy contest, we would expect to already have taken steps to effect the recapitalization)."

THE TRUTH:

     - Tecumseh was preparing to present its recapitalization proposal as part of this special meeting - but it still hasn't happened. The suggestion that the proxy contest has prevented the recapitalization is misleading.

TPC CLAIM:

"We have significant synergies among product applications, so selling pieces of the Company would create redundant fixed costs and overhead."

THE TRUTH:

     - In fact, Tecumseh's global operations are made up of companies which were independent licensees that operated autonomously for years. With the appropriate supply agreements, the Tecumseh divisions could be broken apart to enhance shareholder value at the right time.


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TPC CLAIM:

"A near-term cash distribution would be irresponsible and leave the Company in a less attractive position, either as an acquisition candidate or standalone entity."

"The Company's existing cash balances are our primary source of liquidity for ongoing operations amid the current financial markets crisis."

THE TRUTH:

     - Based on current economic conditions, a careful assessment of "prudent cash reserve" is very important. We believe "excess cash" should be distributed to shareholders. Cash distributions do not make Tecumseh less attractive; buyers value a company on a cash-free, debt-free basis. Tecumseh says that "the plan can be mostly funded by cash generated by ongoing operations." If so, then shouldn't the excess cash be distributed to shareholders?

TPC CLAIM:

"The Herrick's criticize the Company's business plan, but admit they really do not have sufficient information (despite having a representative on the Board who receives detailed information regarding the plan)."

THE TRUTH:

     - We believe that Tecumseh's public statements show that a plan with the goal of trying to shape Tecumseh into a global leader focused on its core compressor business is risky.

     - In general, Herrick Foundation views the Company's strategy process as incomplete, since it focused mostly on product cost assessment and not on an overall market assessment.

     - As a participant in a mature market, we consider Tecumseh as a VALUE company that should return a consistent dividend. By pursuing its business restructuring strategy, the Company is delaying, and we believe risking, its ability to pay dividends.

     - We believe management is being wrongly incentivized to pursue restructuring through the use of EBITDAR (with "R" representing various restructuring expenses backed out of EBITDA). As a VALUE stock, we believe the goal should be to get back to a regular dividend; thus, we believe management incentives should be focused on generating free cash flow from existing operations NOW.

     - While Tecumseh, as a whole, suffered significant negative cash flows in the last few years (primarily from the "restructuring" in the Engine business), we believe the compressor operations have been consistent cash generators.


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TPC CLAIM:

"The Herricks propose that the Company explore a sale without advising shareholders that the Herricks were unsuccessful in their attempt to generate interest in an acquisition of the Company's shares, and in our view, undermined the Company's position in the marketplace by indicating it was "up for sale." Despite their efforts, we believe they were unable to generate any offers or even an indication of interest from any potential purchasers of the Company."

THE TRUTH:

     - This is misleading. Beringea, Herrick Foundation's investment bankers, spoke with several potential strategic partners - possible buyers of all or part of Tecumseh. In our discussions with these potential buyers, there was SUBSTANTIAL interest in purchasing all or parts of Tecumseh, but several of the parties stated that Tecumseh's actions indicated an unwillingness to enter into sale negotiations. Since Beringea did not represent Tecumseh, it had no access to necessary data to encourage further discussions.

TPC CLAIM:

"The Herricks are interested in liquidating their position in the Company -- without regard, we believe, to what is in the best interests of ALL our shareholders."

THE TRUTH:

     - Herrick Foundation is a charitable entity. Herrick Foundation is a long-term investor in companies where it believes there is prudent board oversight. Where Herrick Foundation believes it can maximize value for its charitable purposes, it is a seller. Herrick Foundation believes that it has consistently acted in the best interests of all shareholders, including when it granted an option to purchase some of its shares to a lender that provided significantly improved financing to Tecumseh.

TPC CLAIM:

"Drawing on the experience of our management team, the Company already has taken key steps in implementing this plan, including:

     -    Divesting our non-core businesses

     - Eliminating the massive debt load incurred under Tecumseh's prior leadership"

THE TRUTH:


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     -    The balance sheet improvements were non-operating, non-recurring events that we do not believe equate to a healthier business.

     - Many of the divestitures were part of the business plan during the Herricks' management tenure.

     - We do not believe that senior management has significant compressor market experience.

     - We believe that the debt load was incurred in large part as a result of Alix & Associates' "turnaround management" who were lauded by Risley and Banks for a job well done. The engine division was retained much longer than the Herricks wanted, while Alix attempted to restructure it. We believe this delay resulted in write-offs, substantial fees and much lower divestiture proceeds than were originally indicated.

TPC CLAIM:

"In addition, we believe, the Herricks' broader agenda (as set forth in their proxy statement) may result in a number of negative outcomes, including:

- An endangered financial position through a cash dividend in the current extreme credit environment

-    Sale of the Company at the worst possible time for shareholder value

- A likely loss of the current management team and an impaired ability by Tecumseh to attract new talent "

THE TRUTH:

     - Our plan does not call for distributions that endanger Tecumseh's financial position. We propose that the board pursue using excess cash to pay dividends to all shareholders. Tecumseh has significant cash and expects to receive more from non-operating sources and says their restructuring plan can be funded mostly by cash generated by ongoing operations. We only propose that the board carefully analyze whether there is excess cash and if so, that it be distributed to shareholders. We do not propose any cash distribution that would be too risky in this environment.

     - As a significant Class B holder, why would Herrick Foundation "force" a sale at price below value? Again, we only propose that the board explore whether a sale of Tecumseh in whole or in parts is desirable.

     - Herrick Foundation has no plans or intentions to replace Mr. Buker, Tecumseh's Chief Executive Officer, or his new management team and we have stated so numerous times.

If like us, you are a concerned investor who wants greater liquidity, cash dividends, and an alternative way to maximize the value of your investment...then VOTE FOR


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CHANGE: VOTE FOR OUR NOMINEES and VOTE FOR OUR PROPOSAL on the WHITE card today!

          YOUR VOTE IS VERY IMPORTANT AND WE NEED YOUR SUPPORT

     - Please vote FOR both of our proposals by signing, dating, and returning the enclosed WHITE proxy card in the provided postage-paid envelope TODAY.

     - If your Tecumseh shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your Tecumseh Class B shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of your instructions to Herrick Foundation in care of The Altman Group to the address below, so that we will be aware of all instructions given and can attempt to ensure that your instructions are followed.

     - Please do not send back any gold proxy card you receive from the current board, even to vote against them. Doing so will cancel any prior vote you cast on the WHITE card. Please return only the WHITE proxy card.

Herrick Foundation has filed a definitive proxy statement and other relevant documents concerning the special meeting with the United States Securities and Exchange Commission ("SEC") on October 27, 2008. Herrick Foundation has provided shareholders with the definitive proxy statement. Herrick Foundation advises shareholders to read the definitive proxy statement because it contains important information. Shareholders may obtain free copies of the definitive proxy statement and other documents Herrick Foundation files with the SEC at the SEC's website at www.sec.gov They may also access a copy of Herrick Foundation's definitive proxy statement by accessing www.TecumsehProxyFight.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting The Altman Group toll free at (866) 340-7104 (banks and brokers call collect (201) 806-7300).

Herrick Foundation, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, Kent
B. Herrick, and Michael Indenbaum are participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants' direct or indirect interests in the matters to be considered at the special meeting is also contained in the proxy statement referred to above.

  If you have any questions or require any assistance, please contact us or our proxy solicitor, The Altman Group, at the following:


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                               Herrick Foundation
                             Attn: Michael Indenbaum
                          2290 First National Building
                                660 Woodward Ave.
                             Detroit, MI 48226-3506
                               Phone: 313-465-7632
                                Fax: 313-465-7633

                                       Or

                                The Altman Group
                        1200 Wall Street West, 3rd Floor
                               Lyndhurst, NJ 07071
                   Shareholders call toll free: (866) 340-7104
                  Banks and Brokers call collect: 201-806-7300
                                Fax: 201-460-0050

                      Thank you for your continued support.


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